EXHIBIT 10.1

FIFTH AMENDMENT TO
ACCOUNTS RECEIVABLE PURCHASING AGREEMENT

    This FIFTH AMENDMENT TO ACCOUNTS RECEIVABLE PURCHASING AGREEMENT (“Amendment”) is dated as of June 29, 2012, and agreed to by and between XPLORE TECHNOLOGIES CORPORATION OF AMERICA, a Delaware corporation ("Seller"), and DSCH CAPITAL PARTNERS, LLC, d/b/a FAR WEST CAPITAL, a Texas limited liability company ("Purchaser").  All capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the ARPA (as defined below) and/or the UCC, as applicable.

RECITALS

WHEREAS, Seller and Purchaser have entered into that certain Accounts Receivable Purchasing Agreement, dated December 10, 2009 (as from time to time amended, the “ARPA”), wherein Purchaser does, from time to time (and at its sole discretion), purchase from Seller certain of Seller’s accounts receivable; and

WHEREAS, the parties desire to make certain adjustments to their relative rights and obligations under the ARPA, as more particularly set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the ARPA is modified and amended as follows:

1.	Definition 1.14 of the ARPA (“Discount Percent”), as from time to time amended, is hereby modified and shall now read as follows:

1.14	“Discount Percent” – 0.00% of the gross original Face Amount of all Purchased Accounts for the first 90 days.

2.	Definition 1.11 of the ARPA (“Cost of Funds Fee”), as from time to time amended, is hereby modified and shall now read as follows:

1.11
“Cost of Funds Fee” – an amount equal to the daily balance of Net Funds Employed multiplied by an annual rate of the Wall Street Journal Prime Lending Rate plus 10.00%, to accrue daily and be payable monthly.  Notwithstanding the foregoing, for any period of time during which Seller fails to maintain the minimum Net Worth requirements set forth in Section 11.18, the Cost of Funds Fee shall increase to the daily balance of Net Funds Employed multiplied by an annual rate of the lesser of (i) the maximum rate allowed under applicable law and (ii) the Wall Street Journal Prime Lending Rate plus 16.00%, to accrue daily and be payable monthly.

EXHIBIT 10.1

3.	The following Section 11.18 is hereby added to the ARPA to directly follow Section 11.17:

11.18
Minimum Net Worth.   Seller covenants that as of the last day of each fiscal quarter, for the fiscal quarter then ended, Seller’s Net Worth shall not be less than $4,000,000.  For purposes of this Section 11.18, Net Worth is defined as the Seller’s assets minus liabilities.

4.             It is understood that this Amendment constitutes an amendment and modification of the ARPA. The terms of this Amendment are incorporated into and made a part of the ARPA. Except as expressly set forth herein, nothing in this Amendment modifies or amends the ARPA or any other document executed by Seller in connection therewith (collectively, the “Funding Documents”). However, in the event of an irreconcilable conflict or inconsistency between the provisions of any Funding Document and the provisions of this Amendment, the provisions of this Amendment shall control.

          IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

PURCHASER:			SELLER:

DSCH CAPITAL PARTNERS, LLC			Xplore Technologies Corporation of America
DBA FAR WEST CAPITAL

By:	/s/Brian Center		/s/ Michael J Rapisand
Name:	Brian Center	Name:	Michael J Rapisand
Title:	Chief Operating Officer	Title:	Chief Financial Officer
Address:	4601 Spicewood Springs Rd	Address:	14000 Summit Drive, Suite 900
	Building 2, Suite 200		Austin, TX 78728
Austin, TX 78759
Date:	June 29, 2012	Date:	June 29, 2012